EXHIBIT 10.01

            GENERAL EMPLOYMENT ENTERPRISES, INC.
            OPERATIONAL VICE PRESIDENT BONUS PLAN
 EFFECTIVE FOR FISCAL YEARS BEGINNING ON OR AFTER OCTOBER 1, 2004


Each regional vice president shall receive annually a bonus amount equal to a percentage of his or her base salary in effect during the bonus year. The percentage to be used shall be the sum of two bonus rates, determined as follows:

  1. Income bonus rate - The income bonus rate shall be 5% multiplied by the ratio of eligible pre-bonus income per $1,000,000 or fraction thereof.
  2. Income improvement bonus rate - The income improvement bonus rate shall be 20% multiplied by the ratio of the improvement in eligible pre-bonus income per $1,000,000 or fraction thereof.

The percentage for the two bonus rates combined shall not exceed 100%.

For purposes of the bonus rate calculations, "eligible pre-bonus income" means the combined income of the vice president's region or regions for the Company's fiscal year, before deduction of income taxes and before deduction of any expense related to the vice president's bonus, which is in excess of an annual threshold amount. The Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee") shall establish the annual threshold amount for each regional vice president at the beginning of the bonus year. If the combined regional income for the bonus year is less than the annual threshold amount, eligible pre-bonus income shall be treated as "zero" for that bonus year.

For purposes of calculating the income improvement bonus rate, improvement means the amount of increase in eligible pre-bonus income for the bonus year compared with the eligible pre-bonus income for the immediately preceding bonus year. If the combined regional income for either bonus year is less than the respective year's annual threshold amount, eligible pre-bonus income shall be treated as "zero" for that bonus year. A decrease in eligible pre-bonus income shall be treated as "zero improvement" for that bonus year.

The Company's Chief Financial Officer shall perform the annual bonus calculations under this plan. The Company's Chief Executive Officer shall advise each regional vice president in writing of the terms of the plan, including the annual threshold amount, at the beginning of the bonus year, shall approve the annual bonus calculations, and shall provide each regional vice president with a written statement documenting the annual bonus calculations at the end of the bonus year. The Committee shall have the authority to interpret the plan and to resolve disputes.

The Company shall pay the bonus to each regional vice president annually, within 30 days following the completion of the audit of the Company's consolidated financial statements by its independent auditors.